EXHIBIT "99.1"

NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2016 Results

Dallas (August 12, 2016) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss for the three months ended June 30, 2016 of $133,000 or ($0.07) per share, compared to net income of $110,000 or $0.06 per share for the three months ended June 30, 2015. The three months ended June 30, 2015 includes a recovery of bad debt expense of $386,000 that was reserved for in a prior year.

For the six months ended June 30, 2016 the Company reported a loss of $429,000 or ($0.22) per share, compared to net income of $424,000 or $0.22 per share for the six months ended June 30, 2015. The six months ended June 30, 2015 includes a recovery of bad debt expense of $1,124,000 that had been reserved for in a prior year.

For the three months ended June 30, 2016, the Company recorded oil and gas revenues, net of royalty expenses of $170,000 as compared to $259,000 for the comparable period of 2015. The decline in oil and gas revenue was principally due to the price the Company was receiving for its oil sales in 2016 as compared to 2015. The Company has reduced the production of oil from wells that were unprofitable due to the market price of oil.

The Company recorded revenues of $665,000 for the three months ended June 30, 2016 from its retirement property compared to $744,000 for the comparable period in 2015. The decrease was primarily due a drop in occupancy at the facility caused principally by the opening of a competing facility in the community where our facility is located.

For the three months ended June 30, 2016, the Company recorded oil and gas operating expenses of $233,000 as compared to $440,000 for the comparable period of 2015. The decrease was due to a decrease in overall operating expenses as the Company has actively been reducing costs to compensate for the reduction in revenue.

For the three months ended June 30, 2016, operating expenses at the retirement property were $389,000 as compared to $415,000 for the comparable period in 2015. The decrease in operating expenses were due to an overall decrease in non-payroll related expenses.

For the three months ended June 30, 2016 general and administrative expense were $101,000 as compared to $155,000 for the comparable period in 2015. The decrease in operating expenses were due to an overall decrease in payroll and other operating expenses.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	June 30, 2016	December 31, 2015
Assets		
Current assets		
Cash and cash equivalents	$ 474	$ 473
Accounts receivable from oil and gas sales	99	141
Other current assets	44	37
Total current assets	617	651
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	5,732	5,914
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	743	803
Other	132	134
Total property and equipment	875	937
Other assets (including $124 due from related parties in 2015)	1,356	1,328
Total assets	$ 8,580	$ 8,830

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2016	December 31, 2015
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable (includes $422 due to related parties in 2016)	$ 460	$ 241
Accrued expenses	139	151
Current portion of long term debt	830	831
Total current liabilities	1,429	1,223
Long-term debt		
Notes payable less current portion	1,139	1,166
Asset retirement obligation	2,770	2,770
Total liabilities	5,338	5,159
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at June 30, 2016 and December 31, 2015	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,617)	(55,188)
	3,242	3,671
Total liabilities & equity	$ 8,580	$ 8,830

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30, 2016	For the Three Months ended June 30, 2015	For the Six Months ended June 30, 2016	For the Six Months ended June 30, 2015
Revenue				
Oil and gas operations, net of royalties	$ 170	$ 259	$ 389	$ 431
Real estate operations	665	744	1,342	1,461
	835	1,003	1,731	1,892
Operating expenses				
Oil and gas operations	233	440	629	910
Real estate operations	389	415	750	825
Real estate lease expense	238	245	497	490
Corporate general and administrative	101	155	267	309
	961	1,255	2,143	2,534
Operating earnings (loss)	(126)	(252)	(412)	(642)
Other income (expense)				
Interest income	5	-	11	-
Interest expense	(7)	(16)	(18)	(42)
Recovery of bad debt expense	-	386	-	1,124
Other income (expense)	(5)	(8)	(10)	(16)
	(7)	362	(17)	1066
Net income (loss) applicable to common shares	$ (133)	$ 110	$ (429)	$ 424
Net income (loss) per common share-basic and diluted	$ (0.07)	$ 0.06	$ (0.22)	$ 0.22
Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947